:----------:                                      :----------------------------:
:  FORM 4  :                                      :     OMB APPROVAL           :
:----------:                                      :----------------------------:
                                                  :OMB NUMBER:       3235-0287 :
                                                  :EXPIRES: January 31, 2005   :
                                                  :ESTIMATED AVERAGE BURDEN    :
                                                  :HOURS PER RESPONSE..... 0.5 :
                                                  :----------------------------:


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b)

================================================================================
1. Name and Address of Reporting Person*

    Tontine Financial Partners, L.P.
   -----------------------------------------------------------------------------
   (Last)                     (First)                       (Middle)

    55 Railroad Avenue, 3rd Floor

   -----------------------------------------------------------------------------
                                    (Street)

   Greenwich,               Connecticut                     06830

   -----------------------------------------------------------------------------
   (City)                     (State)                       (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Kankakee Bancorp, Inc. (KNK).
   -----------------------------------------------------------------------------
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


   -----------------------------------------------------------------------------
================================================================================
4. Statement for Month/Day/Year

   03/10/03
   -----------------------------------------------------------------------------
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


   -----------------------------------------------------------------------------
================================================================================

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   _____ Director                       _____ 10% Owner
   _____ Officer (give title below)     __X__ Other (specify below)


   -----------------------------------------------------------------------------
================================================================================
7.  Individual or Joint/Group Filing (Check Applicable Line)

   _____ Form filed by One Reporting Person
   __X__ Form filed by More than One Reporting Person

   -----------------------------------------------------------------------------
================================================================================


TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1.Title of Security 2.Trans-   2A.         3.Trans-     4.Securities Acquired (A)     5.Amount of        6.Ownership     7.Nature of
  (Instr. 3)          action   Deemed      action       or Disposed of (D)            Securities Bene-   Form: Direct    Indirect
                      Date     Execution   Code         (Instr. 3, 4 and 5)           ficially Owned     (D) or          Beneficial
                      (Month/  Date, if    (Instr. 8)   ------------------------      Following          Indirect (I)    Ownership
                       Day/    any                                                    Reported
                       Year)   (Month/                                                Transaction(s)
                                Day/
                                Year)
                                           ------------   Amount   (A) or    Price       (Instr.         (Instr. 4)      (Instr. 4)
                                           Code      V               (D)                 3 and 4)
------------------- ---------   -------    ------------   ---------------- --------   ------------------ ------------  -------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock         03/10/03               S             21,500     (D)   $39.17        93,100             D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 (9-02)

                                   Potential persons who respond to the collection of information in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                                                                         Page 1 of 6

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.   Title of Derivative Security (Instr. 3)

     No Derivative Securities Owned.
     ---------------------------------------------------------------------------
================================================================================
2.   Conversion or Exercise Price of Derivative Security


     ---------------------------------------------------------------------------
================================================================================
3.   Transaction Date (Month/Day/Year)


     ---------------------------------------------------------------------------
================================================================================
3A.  Deemed Execution Date, if any (Month/Day/Year)


     ---------------------------------------------------------------------------
================================================================================
4.   Transaction Code (Instr. 8)
           Code                          V
     ------------------            ------------

================================================================================
5.   Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)
            (A)                          (D)
     ------------------            ------------

================================================================================
6.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable              Expiration Date
     ------------------------      ------------------------

================================================================================
7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
           Title                   Amount or Number of Shares
     ------------------            --------------------------

================================================================================
8.   Price of Derivative Security (Instr. 5)


================================================================================
9. Number of derivative Securities Beneficially Owned Following Reported Transaction9s) (Instr. 4)


     ---------------------------------------------------------------------------
================================================================================

10.  Ownership Form of Derivative Security Direct (D) or Indirect (I)
     (Instr. 4)


     ---------------------------------------------------------------------------
================================================================================
11.  Nature of Indirect Beneficial Ownership (Instr. 4)


     ---------------------------------------------------------------------------
================================================================================
Explanation of Responses:

(1) Pursuant to a Standstill and Voting Agreement, dated December 5, 2002, among the Reporting Person, Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C. and Jeffrey L. Gendell (collectively, "Tontine"), on the one hand, and the Issuer and the Board of Directors of the Issuer, on the other hand, the Board of Directors of the Issuer increased the number of directors from seven to eight members and a nominee appointed by Tontine filled the vacancy created by such increase. Therefore, under a "deputization" theory, Tontine may be deemed to be an "insider" of the Issuer for purposes of Section 16(a) under the Securities Act of 1934, as amended, since its nominee serves as a director of the Issuer.



                      TONTINE FINANCIAL PARTNERS, L.P.
                      By:  Tontine Management, L.L.C.,
                           General Partner



                      /s/ Jeffrey L. Gendell                     March 11, 2003
                      ---------------------------------------    ---------------
                      By:  Jeffrey L. Gendell
                      Title:  Managing Member

                       **Signature of Reporting Person                Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not Required to respond unless the form displays a currently valid OMB Number.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b)

================================================================================
1. Name and Address of Reporting Person*

    Tontine Management, L.L.C.
   -----------------------------------------------------------------------------
   (Last)                     (First)                       (Middle)

    55 Railroad Avenue, 3rd Floor

   -----------------------------------------------------------------------------
                                    (Street)

   Greenwich,               Connecticut                     06830

   -----------------------------------------------------------------------------
   (City)                     (State)                       (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Kankakee Bancorp, Inc. (KNK).
   -----------------------------------------------------------------------------
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


   -----------------------------------------------------------------------------
================================================================================
4. Statement for Month/Day/Year

   03/10/03
   -----------------------------------------------------------------------------
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


   -----------------------------------------------------------------------------
================================================================================

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   _____ Director                       _____ 10% Owner
   _____ Officer (give title below)     __X__ Other (specify below)

   See response (1) below.
   -----------------------------------------------------------------------------
================================================================================
7.  Individual or Joint/Group Filing (Check Applicable Line)

   _____ Form filed by One Reporting Person
   __X__ Form filed by More than One Reporting Person

   -----------------------------------------------------------------------------
================================================================================


TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1.Title of Security 2.Trans-   2A.         3.Trans-     4.Securities Acquired (A)     5.Amount of        6.Ownership     7.Nature of
  (Instr. 3)          action   Deemed      action       or Disposed of (D)            Securities Bene-   Form: Direct    Indirect
                      Date     Execution   Code         (Instr. 3, 4 and 5)           ficially Owned     (D) or          Beneficial
                      (Month/  Date, if    (Instr. 8)   ------------------------      Following          Indirect (I)    Ownership
                       Day/    any                                                    Reported
                       Year)   (Month/                                                Transaction(s)
                                Day/
                                Year)
                                           ------------   Amount   (A) or    Price       (Instr.         (Instr. 4)     (Instr. 4)
                                           Code      V               (D)                 3 and 4)
------------------- ---------   -------    ------------   ---------------- --------   ------------------ ------------  -------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock         03/10/03               S             21,500     (I)   $39.17        93,100             I          See response
                                                                                                                       (2) below.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 (9-02)

                                   Potential persons who respond to the collection of information in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                                                                        Page 3 of 6

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.   Title of Derivative Security (Instr. 3)

     No Derivative Securities Owned.
     ---------------------------------------------------------------------------
================================================================================
2.   Conversion or Exercise Price of Derivative Security


     ---------------------------------------------------------------------------
================================================================================
3.   Transaction Date (Month/Day/Year)


     ---------------------------------------------------------------------------
================================================================================
3A.  Deemed Execution Date, if any (Month/Day/Year)


     ---------------------------------------------------------------------------
================================================================================
4.   Transaction Code (Instr. 8)
           Code                          V
     ------------------            ------------

================================================================================
5.   Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)
            (A)                          (D)
     ------------------            ------------

================================================================================
6.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable              Expiration Date
     ------------------------      ------------------------

================================================================================
7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
           Title                   Amount or Number of Shares
     ------------------            --------------------------

================================================================================
8.   Price of Derivative Security (Instr. 5)


================================================================================
9. Number of derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)


     ---------------------------------------------------------------------------
================================================================================

10.  Ownership Form of Derivative Security Direct (D) or Indirect (I)
     (Instr. 4)


     ---------------------------------------------------------------------------
================================================================================
11.  Nature of Indirect Beneficial Ownership (Instr. 4)


     ---------------------------------------------------------------------------
================================================================================
Explanation of Responses:

(1) Pursuant to a Standstill and Voting Agreement, dated December 5, 2002, among the Reporting Person, Tontine Partners, L.P., Tontine Financial Partners, L.P., Tontine Overseas Associates, L.L.C. and Jeffrey L. Gendell (collectively, "Tontine"), on the one hand, and the Issuer and the Board of Directors of the Issuer, on the other hand, the Board of Directors of the Issuer increased the number of directors from seven to eight members and a nominee appointed by Tontine filled the vacancy created by such increase. Therefore, under a "deputization" theory, Tontine may be deemed to be an "insider" of the Issuer for purposes of Section 16(a) under the Securities Act of 1934, as amended, since its nominee serves as a director of the Issuer.

(2) Such  shares  are owned by  Tontine  Financial  Partners,  L.P.  ("TFP"),  a
Delaware limited partnership of which the Reporting Person is the general partner. The entire amount of the Issuer's securities held by TFP is reported herein. The Reporting Person disclaims any beneficial ownership of the Issuer's securities reported herein for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, except as to securities representing the Reporting Person's PRO RATA interest in, and interest in the profits of, TFP.

                      TONTINE MANAGEMENT, L.L.C.



                      /s/ Jeffrey L. Gendell                     March 11, 2003
                      ---------------------------------------    ---------------
                      By:  Jeffrey L. Gendell
                      Title:  Managing Member

                       **Signature of Reporting Person                Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not Required to respond unless the form displays a currently valid OMB Number.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b)

================================================================================
1. Name and Address of Reporting Person*

   Gendell                    Jeffrey                       L.
   -----------------------------------------------------------------------------
   (Last)                     (First)                       (Middle)

    55 Railroad Avenue, 3rd Floor

   -----------------------------------------------------------------------------
                                    (Street)

   Greenwich,               Connecticut                     06830

   -----------------------------------------------------------------------------
   (City)                     (State)                       (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Kankakee Bancorp, Inc. (KNK).
   -----------------------------------------------------------------------------
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


   -----------------------------------------------------------------------------
================================================================================
4. Statement for Month/Day/Year

   03/10/03
   -----------------------------------------------------------------------------
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


   -----------------------------------------------------------------------------
================================================================================

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   _____ Director                       _____ 10% Owner
   _____ Officer (give title below)     __X__ Other (specify below)

   See response (1) below.
   -----------------------------------------------------------------------------
================================================================================
7.  Individual or Joint/Group Filing (Check Applicable Line)

   _____ Form filed by One Reporting Person
   __X__ Form filed by More than One Reporting Person

   -----------------------------------------------------------------------------
================================================================================


TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1.Title of Security 2.Trans-   2A.         3.Trans-     4.Securities Acquired (A)     5.Amount of        6.Ownership     7.Nature of
  (Instr. 3)          action   Deemed      action       or Disposed of (D)            Securities Bene-   Form: Direct    Indirect
                      Date     Execution   Code         (Instr. 3, 4 and 5)           ficially Owned     (D) or          Beneficial
                      (Month/  Date, if    (Instr. 8)   ------------------------      Following          Indirect (I)    Ownership
                       Day/    any                                                    Reported
                       Year)   (Month/                                                Transaction(s)
                                Day/
                                Year)
                                           ------------   Amount   (A) or    Price      (Instr.          (Instr. 4)      (Instr. 4)
                                           Code      V               (D)                 3 and 4)
------------------- ---------   -------    ------------   ---------------- --------   ------------------ ------------  -------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock         03/10/03               S             21,500     (D)   $39.17        93,100             I          See response
                                                                                                                       (2) below.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (9-02)

                                   Potential persons who respond to the collection of information in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                                                                         Page 5 of 6

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.   Title of Derivative Security (Instr. 3)

     No Derivative Securities Owned.
     ---------------------------------------------------------------------------
================================================================================
2.   Conversion or Exercise Price of Derivative Security


     ---------------------------------------------------------------------------
================================================================================
3.   Transaction Date (Month/Day/Year)


     ---------------------------------------------------------------------------
================================================================================
3A.  Deemed Execution Date, if any (Month/Day/Year)


     ---------------------------------------------------------------------------
================================================================================
4.   Transaction Code (Instr. 8)
           Code                          V
     ------------------            ------------

================================================================================
5.   Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)
            (A)                          (D)
     ------------------            ------------

================================================================================
6.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable              Expiration Date
     ------------------------      ------------------------

================================================================================
7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
           Title                   Amount or Number of Shares
     ------------------            --------------------------

================================================================================
8.   Price of Derivative Security (Instr. 5)


================================================================================
9. Number of derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)


     ---------------------------------------------------------------------------
================================================================================

10.  Ownership Form of Derivative Security Direct (D) or Indirect (I)
     (Instr. 4)


     ---------------------------------------------------------------------------
================================================================================
11.  Nature of Indirect Beneficial Ownership (Instr. 4)


     ---------------------------------------------------------------------------
================================================================================
Explanation of Responses:

(1) Pursuant to a Standstill and Voting Agreement, dated December 5, 2002, among the Reporting Person, Tontine Partners, L.P., Tontine Financial Partners, L.P., and Tontine Overseas Associates, L.L.C. (collectively, Tontine Management, L.L.C., and "Tontine"), on the one hand, and the Issuer and the Board of Directors of the Issuer, on the other hand, the Board of Directors of the Issuer increased the number of directors from seven to eight members and a nominee appointed by Tontine filled the vacancy created by such increase. Therefore, under a "deputization" theory, Tontine may be deemed to be an "insider" of the Issuer for purposes of Section 16(a) under the Securities Act of 1934, as amended, since its nominee serves as a director of the Issuer.

(2) Such shares are owned by Tontine Financial Partners, L.P. ("TFP"), a Delaware limited partnership of which Tontine Management, L.L.C., ("TM"), a Delaware limited liability company, is the general partner. The entire amount of the Issuer's securities held by TFP is reported herein. TM disclaims any beneficial ownership of the Issuer's securities reported herein for purposes of
Section 16(a) under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") except as to securities representing TM's PRO RATA interest in, and interest in the profits of, TFP. The Reporting Person is the managing member of TM, and disclaims any beneficial ownership of the Issuer's securities reported herein for purposes of Section 16(a) under the Exchange Act, except as to securities representing the Reporting Person's PRO RATA interest in, and interest in the profits of, TM.



                      /s/ Jeffrey L. Gendell                     March 11, 2003
                      ---------------------------------------    ---------------

                       **Signature of Reporting Person                Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not Required to respond unless the form displays a currently valid OMB Number.

                                                                     Page 6 of 6